UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Crimson Wine Group, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)Amount Previously Paid:

2)Form, Schedule or Registration Statement No.:

3)Filing Party:

4)Date Filed:

5901 Silverado Trail

Napa, California 94558

Notice of the Annual Meeting of Stockholders

To be held August 1, 2014

June 13, 2014

Dear Stockholders,

You are cordially invited to the 2014 annual meeting of stockholders (the “Annual Meeting”) of Crimson Wine Group, Ltd. to be held at our Pine Ridge Winery, 5901 Silverado Trail, Napa, California 94558, on Friday, August 1, 2014, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

1.	To elect seven members to our Board of Directors; and
2.	To ratify the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014.

Only stockholders of record of our common shares at the close of business on June 10, 2014 will be entitled to notice of and to vote at the meeting.  Please vote your shares by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope.

By Order of the Board of Directors

Courtney Schindelar
Secretary

5901 Silverado Trail

Napa, California 94558

PROXY STATEMENT

Annual Meeting of Stockholders

June 13, 2014

This proxy statement (the “Proxy Statement”) and the accompanying proxy card are being furnished to the stockholders of Crimson Wine Group, Ltd., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use in voting at the Annual Meeting of Stockholders to be held on August 1, 2014, and at any adjournments or postponements thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 1, 2014

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.  This Proxy Statement is available at http://crimsonwinegroup.investorroom.com/sec-filings.

At the  meeting, stockholders will be asked to consider and vote upon the  following:

1.	To elect seven members of the Board of Directors; and
2.	To ratify the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014.

The Board of Directors has fixed the close of business on June 10, 2014 as the record date for the determination of the holders of our common shares, par value $.01 per share, entitled to notice of and to vote at the meeting.  Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.  At the close of business on June 10, 2014 there were 24,458,368 common shares entitled to vote.

This Proxy Statement and the accompanying form of proxy are first being mailed to the Company’s stockholders on or about June 16, 2014.

The Meeting

Date, Time and Place

The Annual Meeting will be held on August 1, 2014 at 10:00 AM, local time, at Pine Ridge Winery, 5901 Silverado Trail, Napa, CA 94558.

Matters to be Considered

At the meeting, stockholders will be asked to consider and vote to elect seven directors, and to ratify the selection of independent auditors.

See “ELECTION OF DIRECTORS” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.”  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

 Stockholders as of the record date, i.e., the close of business on June 10, 2014, are entitled to notice of and to vote at the meeting.  As of the record date, there were 24,458,368 common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange rules applicable to brokers (which are also applicable to companies whose securities are traded through the OTC Bulletin Board), brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”  The proposal to elect directors is considered a “non-routine” item, which means that brokerage firms may not vote in their discretion regarding that item on behalf of beneficial owners who have not furnished voting instructions.  The proposal to ratify the selection of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the selection of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2014 Annual Meeting.

Required Votes for Each Proposal

Election of Directors.  Under Delaware law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality.  Shares present at the meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

Selection of Auditors.  Ratification of the selection of Moss Adams LLP as our independent auditors requires the affirmative vote of the holders of a majority of the common shares voted on the matter.  Abstentions, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy by mailing, dating, signing and promptly returning your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed above under “Required Votes for Each Proposal,” if instructions are not given, proxies will be voted for the election of each nominee for director named and for ratification of the selection of independent auditors.

Voting instructions are provided on the proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  Although we do not offer Internet and telephone voting, your bank or broker may.

If a stockholder does not return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy in writing or by voting in person at the meeting.  Attendance at the meeting will not in and of itself constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 10, 2014, in order to vote your shares at the meeting.

Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights in connection with any of the proposals to be presented at the Annual Meeting or to demand appraisal of their shares as result of the approval of any of the proposals.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, in person or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  Solicitation will be conducted by our directors, officers and employees and we will bear all costs associated with such solicitation.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of Moss Adams LLP, our independent auditors for 2013, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Election of Directors

At the meeting, seven directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  All of the following nominees are currently serving as directors.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board of Directors and listed on the following table.  The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions with other public companies held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board of Directors to determine that the person should be nominated as a director of the Company at the Company’s 2014 Annual Meeting.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Ian M. Cumming

Mr. Cumming, age 73, has served as a director since March 1994 and Chairman of Crimson since April 2008.  He has been a director of Skywest, Inc., a Utah-based regional air carrier, since June 1986, and a director of HomeFed Corporation (“HomeFed”), a California residential real estate development company, since May 1999.  Mr. Cumming currently serves as a director of American Investment Company, a family-owned investment company with diversified holdings.  Mr. Cumming previously served as a director of Leucadia National Corporation (“Leucadia”), of which Crimson was a wholly-owned subsidiary prior to February 25, 2013, until July 2013 and was Chairman of the Board until March 2013.  He also previously served as a director of Jefferies Group, Inc. (“Jefferies”), a full service global investment bank and institutional securities firm that was acquired by Leucadia in March 2013.  Mr. Cumming also previously served as a director of Fortescue Metals Group Ltd. (“Fortescue”), AmeriCredit Corp. and Mueller Industries, Inc. (“Mueller”), the Chairman of the Board of The FINOVA Group Inc. (“Finova”), and a member of the Board of Managers of Premier Entertainment Biloxi, LLC (“Premier”).  Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of Leucadia.  He also has experience serving on the boards of directors and committees of both public and private entities.

Joseph S. Steinberg

Mr. Steinberg, age 70, was elected as a director in February 2013.  Mr. Steinberg has been President of Leucadia since January 1979, a director of Leucadia since December 1978 and Leucadia’s Chairman of the Board since March 2013.  Mr. Steinberg has been a director of HomeFed since August 1998 and Chairman of the Board of HomeFed since December 1999.  Mr. Steinberg is also a director of Jefferies.  Mr. Steinberg had previously served as a director of Jordan Industries, Inc., White Mountains Insurance Group, Ltd., Finova, Fortescue and Mueller, and was a member of the Board of Managers of Premier.  Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of Leucadia.  He also has experience serving on the boards and committees of both public and private companies.

John D. Cumming

Mr. Cumming, age 47, was elected as a director in February 2013.  Mr. Cumming has been the Chairman, Chief Executive Officer and President of Powdr Corporation, a private company engaged in the development of ski resorts, since 1994.  Mr. Cumming has also been the President of the United States Ski and Snowboard Team Foundation since 2010.  Mr. Cumming previously served in several senior roles at the Park City Foundation, including as a member of the Board of Trustees and Chairman.  Mr. Cumming is also a director of Cumming Investment Company.  Mr. Cumming has managerial and investing experience in a broad range of businesses through his service as a senior executive and director of Powdr, his involvement as a founding shareholder of Mountain Hardwear and his tenure on various boards of directors.  Ian M. Cumming is the father of John D. Cumming.

Avraham M. Neikrug

Mr. Neikrug, age 44, was elected as a director in February 2013.  Mr. Neikrug has been the Managing Partner of Goldenhill Ventures, a private investment firm that specializes in buying and building businesses in partnership with management, since June 2011.  Mr. Neikrug has served as Vice President in Goldenhill Ventures LLC since June 2011 and Spin Holdings LLC since December 1999.  Mr. Neikrug has managerial and investing experience in a broad range of businesses through his founding and operating of JIR Inc., a company involved in the development of regional cable television throughout Russia, JIRP, a business-to-business internet service provider (ISP) based in Austria, and M&A Argentina, a private equity effort in Argentina.  Avraham M. Neikrug’s father is a first cousin to Joseph S. Steinberg.

Douglas M. Carlson

Mr. Carlson, age 57, was elected as a director in March 2013.  Mr. Carlson has been Executive Vice President of Digital Content and Marketing of NOOK Media LLC, a subsidiary of Barnes & Noble, Inc., since October 2013.  From April 2010 to September 2013, Mr. Carlson was Managing Partner of Rancho Valencia Resort & Spa, a tennis resort that includes fractional real estate.  Prior to that, Mr. Carlson was Executive Chairman and Managing Director of Zinio, LLC and VIV Publishing, a digital publishing, retail and distribution platform for magazines, since 2005.  Mr. Carlson co-founded FIJI Water Company LLC, Inc. in 1996 and served as its Chief Executive Officer from 1996 to 2005.  Prior to joining FIJI, Mr. Carlson served as the Senior Vice President and Chief Financial Officer for The Aspen Skiing Company, from 1989 to 1996.  Mr. Carlson has managerial and investing experience both within and outside the hospitality industry, as well as having been a certified public accountant.

Craig D. Williams

Mr. Williams, age 63, was elected as a director in March 2013.   Mr. Williams has been owner of Craig Williams Wine Company, a consulting business focused on winemaking and viticulture, since 2008.  From 1976 to 2008, Mr. Williams held a variety of winemaking roles at Joseph Phelps Vineyards, rising to Senior Vice President of Winegrowing, responsible for all viticulture and winemaking activities, from 1999 to 2008.  Mr. Williams has managerial experience and experience in multiple aspects of the wine business.

Erle Martin

Mr. Martin, age 51, was elected as a director in March 2013.  Mr. Martin has served as President and Chief Executive Officer of Crimson since August 2007. Mr. Martin has over 25 years experience in the wine business.  Mr. Martin was at the Francis Ford Coppola companies from 1996 to 2007, working mainly as the President of the Wine Division.  Mr. Martin was at Young’s Market, the fourth largest wine and spirits distributor in the U.S., from 1988 to 1996, working mainly as the Vice President of the State Fine Wine division.  Mr. Martin has managerial experience in the wine business.

The Board of Directors recommends a vote FOR the above-named nominees.

Information Concerning

The Board of Directors and Board Committees

Director Independence

The Board has determined that Messrs. Carlson, Neikrug and Williams are independent, applying the NASDAQ Stock Market’s listing standards for independence.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to each director and executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any corporation, firm, association or other entity in which one or more directors of the Company are directors or officers, or have a substantial financial interest (each a “Related Person”).

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings in accordance with SEC rules.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such transaction.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

From time to time, our directors and officers may engage in purchases of our products at substantial discounts (but not below cost) as determined to be reasonable under the circumstances.  Generally, we do not believe any such transactions to be material to the Company or the related person and do not believe that any such transactions would impair the independence of any director.  The Board has considered these possible purchases under the Related Person Transaction Policy and has determined that no such purchase will require prior approval by the Audit Committee.

Our Relationship with Leucadia Following the Distribution

Prior to February 25, 2013, Crimson was a wholly-owned subsidiary of Leucadia.  On February 1, 2013, Leucadia declared a pro rata dividend of all of the outstanding shares of Crimson’s common stock in a manner that was structured to qualify as a tax-free spin-off for U.S. federal income tax purposes (the “Distribution”).  Leucadia’s common stockholders received one share of Crimson common stock for every ten common shares of Leucadia, with cash in lieu of fractional shares, on February 25, 2013.  Following the Distribution, Crimson and Leucadia have operated their businesses separately, each as an independent company.  We have entered into certain agreements with Leucadia that are described below.

Separation Agreement

The separation agreement provides for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the separation and sets forth procedures for the administration of insured claims.  In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies.  Leucadia is required, subject to the terms of the agreement, to obtain certain directors’ and officers’ insurance policies to apply against pre-separation claims.

Other matters governed by the separation agreement include, among others, access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees.

Administrative Services Agreement

We and Leucadia entered into an administrative services agreement upon spin-off whereby Leucadia or its subsidiaries were to provide to us certain administrative services.  The services that Leucadia was to provide to us include SEC and tax filing services, and the fees are intended to allow Leucadia to fully recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses.  The annual fee for these services was to be $180,000, payable in monthly installments of $15,000, with an initial one year term with an evergreen renewal clause for subsequent annual periods, and terminable by either party on six months prior notice.  Effective August 1, 2013, Leucadia and the Company agreed to amend the administrative service agreement to reduce the administrative services provided to the Company by Leucadia and correspondingly reduce the monthly fee from $15,000 to $4,500.  The Company began to provide the administrative services that were no longer provided to the Company by Leucadia.  The amendment also provided that the administrative services agreement would terminate in full in February 2014, which it did.

Tax Matters Agreement

We and Leucadia have entered into a tax matters agreement which governs the parties’ respective rights, responsibilities and obligations with respect to taxes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters (the “Tax Matters Agreement”).  As a former member of Leucadia’s consolidated U.S. federal income tax group, we have joint and several liability with Leucadia for the consolidated U.S. federal income taxes of the Leucadia group relating to the taxable periods in which we were part of the group.  Under the Tax Matters Agreement, however, Leucadia has agreed to indemnify us against this liability and any similar liability for U.S., state or local income taxes that are determined on a consolidated, combined, unitary or similar basis for each taxable period in which we are included in such consolidated, combined, unitary or similar group with Leucadia.  We remain responsible for any income taxes that are not determined on a consolidated, combined, unitary or similar basis with Leucadia.

Under the Tax Matters Agreement, we have agreed not to take actions that would jeopardize the tax-free nature of the Distribution.  The Tax Matters Agreement also provides rules for allocating tax liabilities in the event that the Distribution is not tax-free.  We agreed to indemnify Leucadia for such tax liabilities that are attributable to the failure of certain representations made by us or our affiliates to be true when made, certain actions by us or our affiliates or changes in ownership of our common stock.

Our obligations under the Tax Matters Agreement are not contractually limited in amount or subject to any cap.  Further, even if we are not responsible for tax liabilities of Leucadia and its subsidiaries under the Tax Matters Agreement, we nonetheless could be liable under applicable tax law for such liabilities if Leucadia were to fail to pay them or to indemnify us under the Tax Matters Agreement.

Amounts Due to Leucadia and its Affiliates

Amounts due to Leucadia and its affiliates were $0, $152,183,000, and $151,441,000 as of December 31, 2013, 2012 and 2011, respectively.  Amounts due to Leucadia and its affiliates did bear interest at a specified bank prime rate plus 0.125%.  All amounts were payable on demand, except for the $45,000,000 note issued to Leucadia in connection with the acquisition of Seghesio Family Vineyards that was due May 13, 2013.  Unpaid interest, if any, was added to the principal balance on a quarterly basis.  Prior to the Distribution, the remaining balance due to Leucadia and its affiliates was contributed to capital.  Interest expense to affiliates was $783,000, $5,192,000, and $4,494,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Meetings and Committees

During 2013, the Board of Directors met three times and took action by unanimous written consent on two    other occasions.

The Board of Directors of the Company has a standing Audit Committee.  It does not have a compensation or nominating and governance committee.  As our common stock is traded on OTC Market, we are not subject to listing standards that would require us to have a compensation committee or that would require director nominees to be selected or recommended by a majority of independent directors or a nominating committee comprised solely of independent directors.  The Board believes it is appropriate to have all directors involved in setting executive and director compensation, governance matters and in the process of nominating directors, rather than delegate these responsibilities to a smaller group of directors.  As indicated above, under the listing standards of the NASDAQ Stock Market, Messrs. Carlson, Neikrug and Williams are independent directors serving on the Board.  The Company will continue to evaluate the need for a compensation committee and a nominating committee in the future.

Procedures for Recommending Nominees

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders, no earlier than 150 days and no later than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of stockholders, no earlier than 150 days before such special meeting and no later than 120 days before such special meeting, or if the first public notice of such special meeting is less than 130 days prior to the date of such special meeting, the tenth day following the date on which public notice of the meeting is first given to stockholders.   The notice shall provide such information as required under the Company’s Bylaws, including, without limitation, the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the stockholder’s nominees, the consent of each nominee to serve as a director of the Company if so elected, information concerning the stockholder’s direct and indirect ownership of securities of the Company, including with respect to any beneficial owner of securities of the Company held by the stockholder, and compensation received by or relationships between such stockholder with respect to the securities of the Company from any beneficial owner of such securities.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We did not receive any nominations from stockholders for election as directors at the meeting.  See “PROPOSALS BY STOCKHOLDERS” below for the deadline for nominating persons for election as directors for the 2015 annual meeting.

The Board of Directors has adopted a charter for the Audit Committee, which is available on our website, www.crimsonwinegroup.com.  The Audit Committee consists of Mr. Carlson, who will serve as the Chairman, and Mr. Neikrug.  The Board of Directors has determined that Mr. Carlson is qualified as an audit committee financial expert within the meaning of regulations of the SEC and that each of Mr. Carlson and Mr. Neikrug is independent applying the NASDAQ Stock Market’s listing standards for independence and the SEC’s independence requirements for audit committee members.  During 2013, the Audit Committee met three times.

Board Structure and Risk Oversight

Ian M. Cumming, who is a significant shareholder of the Company, serves as our Chairman, and Erle Martin serves as our President and Chief Executive Officer.  As Chairman, Mr. Cumming focuses primarily on long-term strategic issues facing the Company.  As President and Chief Executive Officer, Mr. Martin focuses primarily on the Company’s day-to-day operations and management of the Company’s business.  The Board believes that this is an effective leadership structure from which the Company has benefited as it strengthens the Company’s ability to pursue its strategic and operational objectives.

The Board is responsible for the general oversight of risks that affect the Company.  The Board regularly receives reports on the operations of the Company from the President and other members of management and discusses the risks related thereto.  The Board also fulfills its oversight role through the operation of its Audit Committee, which is composed of independent directors.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s principal financial officer, the Company’s principal executive officer and the Company’s independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also communicate their assessment of management’s conclusions.  The Audit Committee also oversees the Related Person Transactions Policy.

Attendance

In 2013, all directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which they served.  It is the Company’s policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, the Board of Directors and committees of which he is a member.

Communicating with the Board

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, Crimson Wine Group, Pine Ridge Vineyards, 5901 Silverado Trail, Napa, California 94558.  The Corporate Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Business Practice

We have a Code of Business Practice, which is applicable to all of our directors, officers and employees, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the

Code of Business Practice and the Code of Practice are available on our website, www.crimsonwinegroup.com.  We intend to post amendments to or waivers from our Code of Practice on our website as required by applicable law.

Information on Stock Ownership

Present Beneficial Ownership

Set forth below is certain information as of June 10, 2014, with respect to the beneficial ownership of common shares, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, (2) each director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (4) charitable foundations established by Mr. Cumming and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o Crimson Wine Group, 5901 Silverado Trail, Napa, CA 94558.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Douglas M. Carlson	–		–
Mike S. Cekay	–		–
Ian M. Cumming	2,135,930	(a)	8.7%
John D. Cumming	25,833		0.1%
Patrick M. DeLong	–		–
Erle Martin	–		–
Avraham M. Neikrug	30		*
Joseph S. Steinberg	2,351,345	(b)	9.6%
Craig D. Williams	–		–
Cumming Foundation	18,321	(c)	*
Cumming Philanthropic Organization	10,166	(d)	*
John D. Cumming Family Foundation	9,166	(e)	*
Joseph S. and Diane H. Steinberg 1992 Charitable Trust	33,000	(f)	0.1%
All directors and executive officers as a group (11 persons)	4,513,138	(g)	18.5%

*           Less than .1%.

(a)	Includes 21,600 (less than .1%) common shares beneficially owned by Mr. Cumming’s wife, as to which Mr. Cumming may be deemed to be the beneficial owner.

(b)

Includes 13,920 (less than .1%) shares of common stock beneficially owned by Mr. Steinberg’s wife and daughter, 1,876,239 (7.7%) shares of common stock held by corporations that are wholly owned by Mr. Steinberg, or held by corporations that are wholly owned by family trusts as to which Mr. Steinberg has sole voting and dispositive control, or held by such trusts, 233,970 (1.0%) shares of common stock held in a trust for the benefit of Mr. Steinberg’s children as to which Mr. Steinberg may be deemed to be the beneficial owner.

(c)	Mr. Ian Cumming is a trustee and President of the Cumming Foundation, a private charitable foundation, and disclaims beneficial ownership of the shares of common stock held by the foundation.

(d)

Mr. Ian Cumming is a director and President of Cumming Philanthropic Organization, a Wyoming nonprofit corporation established by Mr. Cumming, and disclaims beneficial ownership of the shares of common stock held by the organization.

(e)

Mr. John D. Cumming is President and a director of the John D. Cumming Family Foundation, a private charitable foundation, and disclaims beneficial ownership of the shares of common stock held by the foundation.

(f)	Mr. Steinberg and his wife are the trustees of the charitable trust. Mr. Steinberg and his wife disclaim beneficial ownership of the common shares held by the charitable trust.

(g)	Includes 30 shares of common stock owned of record by Mr. Neikrug’s minor son.

As of June 10, 2014, Cede & Co. held of record 19,791,365 shares of our common stock (approximately 80.9% of our total common stock outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described herein, our common stock is subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Stockholders (and prospective stockholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single share of common stock may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2022, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward.  The restriction may be waived by our Board of Directors.

Stockholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

Executive Compensation

Compensation Discussion & Analysis

Introduction

As previously stated, the Board does not have a standing compensation committee and, as a result, the Board of Directors in its entirety will perform such functions as would otherwise be performed by a compensation committee.  The Company believes that given the Company’s recent status as an independent public company, it is appropriate for all directors to be involved in the compensation process; however, the Board will continue to evaluate the desirability of forming a compensation committee in the future.

Directors and Executive Officers

The following sets forth the names of each of our executive officers, and each such person’s position with the Company and age.

Name	Position	Age
Erle Martin	President and Chief Executive Officer	51
Patrick M. DeLong	Chief Financial and Operating Officer	49
Mike S. Cekay	Senior Vice President, Global Sales	42
Mary J. Dale	Senior Vice President of Marketing and Consumer Sales	51
Natasha K. Hayes	Vice President of Marketing	42

Set forth below is additional information as to each non-director executive officer.

Patrick M. DeLong, age 49.  Mr. DeLong has served as Chief Financial & Operating Officer of Crimson since July 2007.  Mr. DeLong served as the Senior Vice President & CFO of Icon Estates, which was a fine wine division of Constellation Brands, Inc., from 2004 to 2006.  Mr. DeLong was at the Robert Mondavi Corporation in a variety of roles from 1998 to 2004, including Senior Vice President of Finance & Planning.

Mike S. Cekay, age 42.  Mr. Cekay has served as Senior Vice President of Global Sales of Crimson since May 2012.  Mr. Cekay served as the Executive Vice President, Global Sales Manager of Don Sebastiani & Sons from 2009 to 2012.  Mr. Cekay was Vice President of Sales at Future Brands LLC from 2007 to 2009.  Mr. Cekay was Divisional Sales Vice President for Beam Wine Estates from 2005 to 2007.

Mary J. Dale, age 51.  Ms. Dale has served as Senior Vice President of Marketing and Consumer Sales since September 2013.  Prior to this, Ms. Dale was Chief Consumer Direct Officer for KLH Technology and Consulting from 2012 to 2013.  Ms. Dale was Managing Director of Consumer Development for the Vincraft Group from 2010 to 2012.  Earlier in her career, Ms. Dale was Vice President of Customer Marketing nationally for AT&T Wireless and Chief Marketing Officer for Gateway Computers, Inc.

Natasha K. Hayes, age 42.  Mrs. Hayes has served as Vice President of Marketing of Crimson since May 2012.  Mrs. Hayes was Marketing Director at Jackson Family Wines from 2010 to 2011.  Mrs. Hayes was a consultant at Hayes Consulting from 2011 to May 2012, specializing in marketing.  Mrs. Hayes was Group Marketing Director at Constellation Wine US from 2007 to 2010.  Mrs. Hayes served as the Group Brand Manager of Fosters Wine Group, from 2001 to 2007.

Stock Ownership Requirements

We do not have a formal stock ownership requirement, although two of our directors, Mr. Steinberg and Mr. Ian Cumming, respectively, beneficially own approximately 9.6% and 8.7% of our outstanding common stock.

Accounting and Tax Matters

The Company does not currently provide share-based compensation to employees or directors.  In the future, if share-based compensation is provided to employees or directors, the cost of such share-based compensation would be recognized in the Company’s financial statements based on their fair values at the time of grant and would be recognized as an expense over the vesting period of any such award in accordance with GAAP.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus	All Other Compensation	Total

Erle Martin,	2013	$ 412,000	$ 550,000	$ 6,218	$ 968,218
President and Chief Executive Officer	2012	$ 405,781	$ 300,000	$ 4,718	$ 710,499

Patrick M. DeLong,	2013	$ 275,000	$ 400,000	$ 4,843	$ 679,843
Chief Financial & Operating Officer	2012	$ 266,731	$ 162,500	$ 4,718	$ 433,949

Mike S. Cekay,	2013	$ 275,000	$ 47,000	$ 21,175	$ 343,175
Senior Vice President of Sales	2012	$ 195,673	$ -	$ 12,277	$ 207,950

Bonus for Mr. Martin and Mr. DeLong include $250,000 and $200,000, respectively, in executive bonuses approved by Crimson’s Board of Directors in relation to the spin-off from Leucadia.  All other compensation represents 401(k) contributions and for Mr. Cekay, a car allowance of $1,400 per month.

Employment Agreements

Patrick DeLong.  On June 27, 2007, we entered into an agreement with Mr. DeLong.  The agreement continues until terminated by us or Mr. DeLong, or due to his death or disability which renders him unable to perform his duties under the agreement for 90 consecutive days in any 12-month period.  Mr. DeLong’s annual base salary under the agreement was $225,000 per year.  On March 1, 2012, Mr. DeLong’s annual base salary was increased to $275,000 per year.  Mr. DeLong is entitled to an annual bonus opportunity based on performance goals established by us and Mr. DeLong at the beginning of each calendar year.  Mr. DeLong’s target bonus was 40% of his annual base salary for the first full calendar year, 45% for the second full calendar year and 50% for the third full calendar year and subsequent calendar years. We will notify Mr. DeLong if the bonus target becomes different than 50% of his base salary.  Notwithstanding the provisions of the agreement, the Board of Directors may make a determination as to bonus payable to Mr. DeLong in its discretion.  For example, in June 2013, the Board of Directors approved a cash bonus for Mr. DeLong of $200,000 in respect of Mr. DeLong’s work in connection with the Company’s spin-off from Leucadia.  Pursuant to the agreement, Mr. DeLong is also eligible to participate in and receive any stock option grants and to participate in any standard company benefits.  Mr. DeLong is also eligible to share a percentage of our pre-tax income, subject to terms determined by us pursuant to any long-term incentive or deferred compensation program.  Mr. DeLong is entitled to certain benefits if his employment is terminated or upon other events.  See “Potential Payments on Termination or Change of Control” below.

Mike Cekay. On March 26, 2012, we entered into an agreement with Mr. Cekay.  The agreement continues until terminated by us or Mr. Cekay at any time and for any reason or for no reason with or without notice.  Mr. Cekay’s annual base salary under the agreement is $275,000 per year.  Mr. Cekay is eligible for an annual bonus in an amount to be determined by us in our discretion up to 30% bonus target of base salary plus an accelerator, based on sales contribution as compared to target, to be determined annually.  The amount of any annual bonus will be based upon our performance and Mr. Cekay’s performance, as determined by us, against goals mutually agreed upon between Mr. Cekay and us.  Pursuant to the agreement, Mr. Cekay is also eligible to participate in a long term incentive plan, receive a car allowance benefit of $1,400 per month and participate in standard company benefits.  Mr. Cekay is not entitled to any benefits if his employment is terminated or upon other events.

Potential Payments on Termination or Change of Control

The information below describes and quantifies certain compensation that would become payable under each named executive officer’s employment agreement if, as of December 31, 2013, his employment had been terminated (including termination in connection with a change in control).  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.  Factors that could affect these amounts include the timing during the year of any such event.

Patrick DeLong.  In the event Mr. DeLong’s employment is terminated by us without cause, by him with good reason or by a successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) before a change in control, he shall be entitled to continue to receive as severance, payment, in accordance with our current payroll practices, of his base salary in effect at the time of termination for 12 months.

Director Compensation

As approved in March 2013, our non-employee directors receive an annual retainer of $25,000 for serving on the Board of Directors and a per meeting fee of $2,500 for each Board or committee meeting attended in person.  Mr. Carlson receives an additional $26,000 annually for serving as Chairman of the Audit Committee, and Mr. Neikrug receives an additional $17,000 annually for serving on the Audit Committee.  The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.  The 2013 director compensation for our non-employee directors is set forth below.

Director Compensation Table
Name	Fees earned or paid in cash		All Other Compensation	Total

Non-Employee Directors	$ 25,000	(a)	$ -	Varies according to number
	+ $2,500	(b)		of meetings held
Ian M. Cumming
Joseph S. Steinberg
John D. Cumming
Craig D. Williams

Non-Employee Directors	$ 25,000	(a)		Varies according to number
–Audit Committee Members	+ $2,500	(b)		of meetings held
Avraham M. Neikrug	+ $17,000	(c)
Douglas M. Carlson	+ $26,000	(d)

(a) Non-employee directors receive an annual retainer of $25,000 for serving on the Board of Directors.
(b) Non-employee directors receive a per meeting fee of $2,500 for each Board or committee meeting attended in person.
(c) Mr. Neikrug receives an additional $17,000 annually for serving on the Audit Committee.
(d) Mr. Carlson receives an additional $26,000 annually for serving as Chairman of the Audit Committee.

Compensation Policies and Risk Management

The Company does not have a formal compensation plan for any of its employees.  Annually, the Board of Directors will consider making incentive compensation awards that are purely discretionary, taking into account the employee’s individual performance as well as the Company’s performance for the particular year.  Accordingly, the Company believes that its compensation policies do not reward employees for imprudent risk taking.

Equity Compensation Plan Information

In connection with the Distribution, our Board of Directors adopted an equity compensation plan, which allows the Company to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and other stock-based awards, and performance-based compensation awards to its officers, employees, and non-employee directors.  The equity compensation plan will be administered by our Board of Directors, which is authorized to select the officers, employees and non-employee directors to whom awards will be granted, and to determine the type and amount of such awards.  The maximum number of shares available for issuance under the plan is 1 million.  To the extent permitted by Section 162(m) of the Code, our Board of Directors is authorized to design any award so that the amounts or shares payable or distributed pursuant to such award will be treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.  The equity compensation plan was filed as an Exhibit to the Company’s Form 8K, filed on February 1, 2013.  This summary of the plan is qualified in its entirety by reference to the full text of the plan. As of the date of this proxy, no grants have been made under the plan.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2013.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  Moss Adams LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with Moss Adams LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also received the written disclosures and the letter from Moss Adams LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams LLP’s communications with the Audit Committee concerning independence; and has discussed with Moss Adams LLP their independence.  The Audit Committee also concluded that Moss Adams LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this proxy statement, is compatible with Moss Adams LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2013 Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission and selected Moss Adams LLP as the independent auditor for 2014.

Submitted by the Audit Committee of the
Board of Directors

Douglas M. Carlson, Chairman
Avraham M. Neikrug

Independent Accounting Firm Fees

Prior to formation of the Audit Committee, the Board of Directors adopted a policy for pre-approval by the Audit Committee of all audit and non-audit work performed by the Company’s independent registered public accounting firm, Moss Adams LLP, and has pre-approved (i) certain general categories of work where no specific case-by-case approval is necessary (“general pre-approvals”) and (ii) categories of work which require the specific pre-approval of the Audit Committee (“specific pre-approvals”).  For additional services or services in an amount above the annual amount that has been pre-approved, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to the Chairman of the Audit Committee the ability to pre-approve all of these services in the absence of the full committee.  Any pre-approval decisions made by the Chairman of the Audit Committee under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by Moss Adams LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the Company, who determines whether such services are in fact within the scope of those services that have received the general pre-approval of the Audit Committee.  The Chief Financial Officer reports to the Audit Committee periodically, at a minimum quarterly.

In accordance with the SEC’s definitions and rules, Audit Fees are fees paid to Moss Adams LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Form 10-K, the review of financial statements included in the Company’s Form 10-Qs, services that are normally provided in connection with statutory and regulatory filings or engagements, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and 401k plan including compliance with regulatory matters, the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules.

The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, Moss Adams LLP:

	Fiscal Year Ended December 31,
	2013	2012

Audit Fees	$251,600	$334,500
Audit Related Fees	5,600	5,600
Tax Fees	27,700	30,600
	$284,900	$370,700

During 2012, additional audit fees of $271,000, excluded above, were incurred as a result of Leucadia’s decision to make the Distribution; Leucadia reimbursed Crimson for such fees.  Tax fees relate to services that are normally provided in connection with statutory and regulatory filings.

Ratification of Selection of Independent Auditors

The ratification of the selection of Moss Adams LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.

The Board of Directors recommends that the stockholders ratify the selection of Moss Adams LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts for 2014.  The Audit Committee approved the selection of Moss Adams LLP as our independent auditors for 2014.  Moss Adams LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

Annual Report and Company Information

A copy of our 2013 10-K is being furnished to stockholders concurrently herewith.  Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.  Stockholders may request a written copy of our Audit Committee Charter and our Code of Business Practice, which includes our Code of Practice, by writing to Corporate Secretary, Pine RidgeVineyards, 5901 Silverado Trail, Napa, California 94558.  Each of these documents is also available on our website, www.crimsonwinegroup.com.

Proposals by Stockholders

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2015 annual meeting of stockholders must be received by us at Pine Ridge Vineyards, 5901 Silverado Trail, Napa, California 94558, Attention of Courtney Schindelar, Secretary, no later than February 16, 2015.  Any stockholder proposal must be in accordance with the rules and regulations of the SEC.

Proposals to be presented at the 2015 annual meeting that are not intended for inclusion in the proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary date of this year’s annual meeting, which is to be held on August 1, 2014; provided, however, that in the event that the date of the 2015 annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, not later than the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

Any proxies solicited by the Board of Directors for the 2015 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 10, 2014 in order to vote your shares at the meeting.

By Order of the Board of Directors

Courtney Schindelar
Secretary

Annual Meeting Location

Pine Ridge Vineyards

5901 Silverado Trail

Napa, CA 94558

Directions

You may obtain directions to the Annual Meeting by visiting the Pine Ridge Vineyards website http://www.pineridgevineyards.com/contact-us or by contacting the Pine Ridge Winery at (800) 486-0503

CRIMSON WINE GROUP Proxy for Annual Meeting of Stockholders on August 1, 2014 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ian M. Cumming, Joseph S. Steinberg and Erle Martin, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Crimson Wine Group, to be held August 1, 2014 at 5901 Silverado Trail, Napa, CA 94558, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
CRIMSON WINE GROUP
August 1, 2014

Important Notice Regarding Internet Availability

of Proxy Materials for the Annual Meeting:

The 2014 Proxy Statement and the 2013 Annual Report are available at http://crimsonwinegroup.investorroom.com/sec-filings.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

†Please detach along perforated line and mail in the envelope provided.†

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW AND "FOR" ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

☒

			For	Against	Abstain
Item 1.Election of Directors		Item 2.Ratification of the selection of Moss Adams LLP as independent auditors of the Company for 2014.	☐	☐	☐
☐For all nominees	Ian M. Cumming
☐Withhold authority for all nominees	Joseph S. Steinberg
John D. Cumming
☐For all except	Avraham m. Neikrug
Douglas M. Carlson
Craig D. Williams
Erle Martin
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
Signature of Stockholder	Date	Signature of Stockholder	Date

Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.